UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 11, 2004

Wilsons The Leather Experts Inc.

(Exact name of registrant as specified in its charter)

Minnesota	0-21543	41-1839933
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

7401 Boone Ave. N.
Brooklyn Park, Minnesota		55428
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(763) 391-4000

Item 5. Other Events

     Wilsons The Leather Experts Inc. (the “Company”) announced on May 11, 2004, in a press release that is attached hereto as Exhibit 99.1 and incorporated herein by reference, that it received a non-binding proposal from an institutional investor for the purchase in a private placement, for $35,000,000 in cash, of 16,279,070 shares of common stock of the Company at $2.15 per share and warrants to purchase 3,000,000 shares of common stock of the Company for $3.00 per share, exercisable for five years. Under the non-binding proposal, warrants to purchase 2,000,000 shares of common stock would be issued at the time of signing a definitive agreement and warrants to purchase an additional 1,000,000 shares of common stock would be issued at closing.

     On April 25, 2004, the Company entered into a definitive agreement with Peninsula Investment Partners, L.P. (“Peninsula”), and two affiliates of Quaker Capital Management Corporation (“Quaker”) for the purchase, for $35,000,000 in cash, of an aggregate of 17,948,718 shares of common stock of the Company for $1.95 per share, and warrants to purchase an aggregate of 4,000,000 shares of common stock of the Company for $3.00 per share, exercisable for five years. Warrants to purchase 2,000,000 shares were issued on April 25, 2004, at the time the definitive agreement was signed. Warrants to purchase an additional 2,000,000 shares will be issued at closing. These agreements were described in the Company’s release dated April 26, 2004. The non-binding proposal that was received appears to be intended to be in lieu of the shares of common stock that Peninsula and Quaker have agreed to purchase.

     The shares of common stock have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement.

Item 7. Financial Statements and Exhibits

C. Exhibits

     99.1 Press Release dated May 11, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILSONS THE LEATHER EXPERTS INC.
Date: May 17, 2004	By:	/s/ Peter G. Michielutti
Peter G. Michielutti
Executive Vice President and Chief Financial Officer

Index to Exhibits

Exhibit
No.	Description
99.1	The Company’s Press Release dated May 11, 2004.